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Atlanta Gas Light unveils $400 million 10-year system infrastructure investment project to sustain and improve supply reliability, meet operational flexibility needs and forecasted growth

ATLANTA - June 15, 2009 -- Atlanta Gas Light Company plans to initiate the most comprehensive investment in new energy infrastructure in its 155-year history, according to a proposal filed Friday, June 12 with the Georgia Public Service Commission (PSC).

Pending approval by the PSC, the new Strategic Infrastructure Development and Enhancement (STRIDE) program would allow the natural gas utility to invest $400 million over the next ten years in infrastructure improvements. Those improvements would include upgrading the backbone of the utility’s distribution system and liquefied natural gas (LNG) facilities to improve system reliability and create a platform to meet forecasted growth.

Computer modeling and engineering analysis suggest the growth experienced in the Atlanta region over the last 20 years necessitates investment in core natural gas delivery infrastructure to maintain proper pressure, minimize the risk of service interruptions, and meet future demand.

“Not only has this region experienced rapid growth in the last two decades, but the growth has shifted away from our interstate supply points and existing high-pressure pipeline system,” said Jay Sutton, vice president, Engineering and Operations. “While we have a history of maintaining a safe, reliable system and have made significant enhancements to portions of our system, industry standards indicate we need to reinforce the system and prepare for forecasted growth.”

In the first three years of the STRIDE program, system improvements are planned in the counties of Cherokee, Clayton, Cobb, Coweta, Gwinnett, Fulton, Forsyth, Henry, Paulding and Rockdale.  It is expected that subsequent three-year plans would be submitted for PSC approval based on 10-year forecasting. In the sixth year of the program following PSC approval, Atlanta Gas Light intends to expand its existing LNG storage facilities in Cherokee County to help strengthen system reliability and available supply throughout the metropolitan region.

Under the proposed filing, the new STRIDE program would merge with the company’s existing Pipeline Replacement Program (PRP) initiated in 1998.  The PRP has replaced approximately 2,200 miles of aging bare steel and cast iron pipe and has allowed the company to improve safe operations on the system over a shorter time period. Customers pay the PRP surcharge as part of the Atlanta Gas Light charges included on their bills from certificated natural gas marketers in Georgia.

If approved by the PSC, the existing $1.95 monthly PRP charge for residential customers would increase by 95 cents beginning in October 2009.  Small commercial customers, who pay $5.85 per month under the current rate design set by the PSC, will pay an additional $2.85.

Atlanta Gas Light President Suzanne Sitherwood said that despite current economic conditions, it is an ideal time to invest in infrastructure.

“By initiating this program in the fall, our customers will receive more value as construction costs are lower and the cost of borrowing money is relatively low. And with commodity rates for natural gas itself much lower than in recent years, we believe the overall impact on customers may be largely offset,” said Sitherwood.

By using the existing surcharge in order to recover program costs, system improvements should occur in a more consistent, uniform manner and at less cost to the consumer than if recovered through base rate charges, which can change year-to-year depending on the outcome of expensive rate cases.

“Considering that we may borrow and spend as much as $78 million in a given year during the 10-year construction program, it is important we use a recovery mechanism with which investors and financial institutions are familiar,” said Sitherwood. “By expanding the existing surcharge to pay for these necessary improvements, we should get access to ready capital at favorable rates.  The ultimate beneficiary will be our customers, who will gain from the improved operating capabilities of our system.”

Other utilities around the country are using similar surcharge-based programs to conduct major construction programs.  A recent report by the American Gas Association says some 22 utilities in 11 states are using infrastructure surcharges or have a case pending.

Sitherwood said the economic impact of the program is expected to boost the area economy and, on a small scale, help a struggling construction sector.

“Once we get underway, our Georgia STRIDE program is expected to put between 150-200 individuals to work annually to install these new facilities – from right-of-way contractors to pipe fitters and welders to machinery operators.  The new infrastructure is also expected to generate additional property taxes and utility franchise fees, helping county and city governments meet their obligations as well,” said Sitherwood.

About Atlanta Gas Light

Atlanta Gas Light, a wholly owned subsidiary of AGL Resources (NYSE: AGL), provides natural gas delivery service to more than 1.5 million customers in Georgia. In operation since 1856, the company is one of the oldest corporations in the state. For more information, visit www.atlantagaslight.com.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements in this press release include, without limitation, the expected schedule and results of our STRIDE program infrastructure improvements over its currently contemplated 10-year term and the projected economic and other benefits to our customers and others.  Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, and unexpected change in project costs, including the cost of funds to finance these projects;  direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are described in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Contact:        Tami Gerke, AGL Resources
                       Office: 404-584-3873
                       Cell: 404-358-2307
                       tgerke@aglresources.com